Exhibit 10.39

Master Contracting Agreement

(Executed on 1 September 2021)

This Contracting Agreement (this “Agreement”) is entered into on 1 September 2021 by and between:

1.	TIMES EXPRESS LIMITED

Address: 17/F, Chinabest International Centre, 8 Kwai On Road, Kwai Chung, New Territories

Telephone: 2573 8823

(hereinafter referred to as “TIMES”); and

2.	KEC (Hong Kong) Limited

Business Registration Certificate Number: 70354603

Address: 16/F, Kerry Freight Centre, 55 Wing Kei Road, Kwai Chung, New Territories

(hereinafter referred to as the “Contractor”).

TIMES and the Contractor are hereinafter collectively referred to as the “Parties” and each a “Party”.

The Parties agree as follows:

1. Scope of Contract Services

1.1 The Contractor agrees, subject to the terms of this Agreement, to provide logistics and/or manpower services to TIMES and/or its customers, including but not limited to:

(a) Punctually and safely transporting goods from the collection points designated by TIMES or its customers to the delivery points designated by TIMES or its customers.

(b) Properly and safely loading the goods onto the specified means of transport or containers, and securing and fastening them in a reasonable manner to prevent accidents and damage to the goods.

(c) Unloading (and unpacking) the goods at the delivery locations, and re-packing goods that require re-packing.

(d) Providing such other logistics and/or manpower services as may be required by TIMES and its customers, including but not limited to warehousing, inventory management, distribution, transportation, clerical staff and/or frontline operating staff.

1.2 The Parties shall enter into separate Statements of Work or Quotation Sheets (each a “SOW” or “Quotation”) specifying the services and fees for each individual project.

2. Term and Termination

2.1 This Agreement shall take effect from the date of signing and affixing of chops by both Parties.

2.2 Either Party may terminate this Agreement and/or any SOW or Quotation hereunder by giving to the other Party not less than one (1) month’s prior written notice.

2.3 TIMES may immediately terminate this Agreement and/or any SOW or Quotation in any of the following circumstances:

(a) The Contractor is in breach of its obligations under this Agreement and fails to remedy such breach within seven (7) business days after receipt of notice from TIMES.

(b) The Contractor enters into liquidation, bankruptcy, reorganisation or other similar legal proceedings, or all or part of its business or assets are frozen, placed under receivership, custodianship, compulsory transfer or similar circumstances.

(c) The logistics services agreement between TIMES and its customer is terminated.

3. Obligations of the Contractor

3.1 The Contractor shall comply with this Agreement and the provisions and obligations contained in each SOW or Quotation, the standard logistics service operating procedures provided by TIMES, as well as any special operating rules provided by TIMES’ customers.

3.2 The Contractor shall comply with and implement all other lawful and reasonable special requirements proposed by TIMES or its customers, including but not limited to:

(a) Where the project/services so require, ensuring that its personnel wear uniforms provided by TIMES while on duty.

(b) Ensuring that its personnel, when providing services, remain neat in appearance, punctual and courteous and follow the instructions of TIMES.

(c) Providing various reports and information as required by TIMES.

(d) Where the project/services so require, arranging supervisors/foremen to be on-site to allocate and supervise general workers performing logistics and/or manpower services and to handle operational matters.

(e) In addition to the work expressly stated in this Agreement, performing other related work from time to time as may be specifically instructed by the responsible personnel of TIMES.

(f) In the case of special events such as the hoisting of Tropical Cyclone Warning Signal No. 8 or above or the Black Rainstorm Warning Signal, unless TIMES notifies cancellation, continuing to provide normal services.

(g) Providing normal services on public holidays and Sundays when requested by TIMES.

3.2 The Contractor and the personnel it provides shall comply with all laws and regulations relating to the contracted services.

3.3 The Contractor agrees to comply with TIMES’ “Business Partner Code of Conduct”, “Contractor Safety Code” and any other guidelines or codes from time to time issued by TIMES to the Contractor.

3.4 If TIMES incurs any liability for breach of contract or compensation towards its customers or other third parties due to the Contractor’s breach of this Agreement or any SOW or Quotation, TIMES shall be entitled to claim full indemnity from the Contractor in respect of such losses.

4. Obligations of TIMES

4.1 TIMES shall pay the service fees to the Contractor punctually and in full in accordance with this Agreement.

4.2 TIMES shall provide the Contractor with complete, true and accurate information relating to the goods.

5. Payment

5.1 The Contractor’s service fees shall be stipulated in each SOW or Quotation.

5.2 In respect of all services provided by the Contractor under all SOWs or Quotations pursuant to this Agreement, the Contractor shall issue an invoice to TIMES once per month. Provided that the invoice is correct, TIMES shall arrange payment within thirty (30) days from the date of receipt of the invoice.

5.3 If any customer or other third party brings a claim or legal action against TIMES and demands compensation from TIMES for economic loss arising from delay, loss, damage or injury in respect of the goods, and such delay, loss, damage or injury occurs while the goods are, or ought to be, under the custody or control of the Contractor, or is caused by the fault or negligence of the Contractor, then the Contractor shall bear full responsibility for such delay, loss, damage or injury. TIMES shall be entitled to demand indemnification from the Contractor for all economic losses suffered by TIMES due to such claims or legal actions (including but not limited to any compensation, damages, penalties and all legal fees, litigation costs and other expenses paid by TIMES in handling such claims or legal actions). TIMES shall also be entitled to deduct the relevant amounts directly from any security deposit (if any) or from any due and payable amounts under the Contractor’s invoices.

5.4 If TIMES takes any action that is beneficial to the Contractor and thereby incurs additional expenses, TIMES shall be entitled to seek reimbursement from the Contractor for such additional expenses, and may deduct the relevant amounts directly from any security deposit (if any) or from any due and payable amounts under the Contractor’s invoices.

6. Risk Management and Insurance

6.1 The Contractor shall procure and maintain adequate insurance policies with insurers, including but not limited to employees’ compensation insurance, work injury, bodily injury, third-party liability and public liability insurance, in order to cover potential liabilities for loss, damage or bodily injury that may occur during the service period under this Agreement. The Contractor shall, upon signing this Agreement, present to TIMES insurance policies and premium payment receipts satisfactory to TIMES.

If the Contractor fails to provide the above insurance policies and premium payment receipts, the Contractor shall procure insurance in accordance with the insurance schemes designated by TIMES in the table below through the specified insurance broker and pay the relevant premiums, failing which TIMES shall have the right to terminate this Agreement and demand full indemnity from the Contractor for all losses and claims.

| Designated Insurance Broker | Taishan Insurance Consultants Limited |

| Insurance Items | (a) Employees’ Compensation Insurance

(b) Public Liability Insurance

The insurance scheme and its terms shall be designed based on the proposal information provided by the Contractor, and the insurance premium shall be separately agreed and contracted between the Parties. |

6.2 If any accident occurs during the service period resulting in loss or damage suffered by TIMES or any other person, the Contractor shall be responsible for and bear the policy excess under the relevant insurance policies purchased by TIMES and by the Contractor itself, as well as all losses and expenses arising from any refusal of indemnity by the insurers.

7. Relationship between the Parties

7.1 The Contractor acts solely as an independent contractor in providing the services and this Agreement does not create any employment or agency relationship. Unless with the prior written consent of TIMES, the Contractor has no authority to represent TIMES in acknowledging, accepting or incurring any liability or obligation on behalf of TIMES.

7.2 The Contractor shall be responsible for any tax or other liability arising for TIMES in connection with the services it provides, and shall indemnify TIMES from and against all costs, expenses, penalties, interest and the like arising from the acts of the Contractor. TIMES shall be entitled to deduct part or all of the relevant costs and expenses from the service fees payable to the Contractor.

7.3 Overtime allowances, staff leave, labour insurance, Mandatory Provident Fund contributions, medical and all other benefits for the Contractor’s employees shall be solely borne by the Contractor.

7.4 The Contractor shall ensure that all personnel provided by it hold valid work permits and comply with the relevant conditions on stay and employment imposed by the Immigration Department. In case of any breach, TIMES may immediately terminate this Agreement and claim from the Contractor all losses and expenses thereby incurred. Without prejudice to the generality of the foregoing, if TIMES discovers that the Contractor has provided personnel who are not lawfully employable, the Contractor shall pay TIMES Hong Kong Dollars Five Thousand (HKD 5,000) as liquidated damages for each such person, and, where the matter involves investigation by law-enforcement authorities, shall further pay TIMES an administrative fee of Hong Kong Dollars Fifty Thousand (HKD 50,000) for each such person.

8. Confidentiality

8.1 The Contractor shall keep confidential the contents of this Agreement and all confidential information obtained from TIMES (including but not limited to information relating to TIMES’ customers, suppliers, finances and business operations), and shall ensure that its employees and agents also keep such information confidential. Except with the consent of TIMES, the Contractor shall not use or disclose such information to any third party. Upon request by TIMES, the Contractor shall immediately return and/or destroy all confidential information.

8.2 When collecting, storing, using and transmitting personal data of TIMES or its customers, the Contractor shall strictly comply with the Personal Data (Privacy) Ordinance and all relevant laws and regulations, as well as the guidelines and codes issued by TIMES from time to time.

8.3 The obligations under this Clause 8 shall survive termination of this Agreement.

9. Anti-bribery

The Contractor and its staff shall not, in connection with this Agreement or the services provided hereunder, offer any advantage (as defined in the Prevention of Bribery Ordinance) to any employee of TIMES or any third party. If it is discovered that the Contractor or its staff has offered any advantage to any employee of TIMES or third party or has committed any offence under the Prevention of Bribery Ordinance, TIMES may immediately terminate this Agreement and claim full compensation from the Contractor for all losses.

10. Non-competition

The Contractor undertakes that during the term of this Agreement and for a period of two (2) years after its termination, it shall not, whether directly or indirectly, approach or attempt to approach TIMES’ customers for business.

11. Sub-contracting

Unless with the prior written consent of TIMES, the Contractor shall not sub-contract its obligations under this Agreement to any other party. In any event, the Contractor shall ensure that any sub-contractor performs the obligations and assumes the responsibilities of the Contractor under this Agreement, and the Contractor shall be liable for any breach by such sub-contractor.

12. Third-party Rights

Except as expressly provided in this Agreement, no person who is not a Party to this Agreement shall have any rights to enforce any term of this Agreement or to enjoy any benefit thereof under the Contracts (Rights of Third Parties) Ordinance of Hong Kong.

13. Governing Law

This Agreement and the rights and obligations of the Parties hereunder shall be governed by and construed in accordance with the laws of the Hong Kong Special Administrative Region.

14. Miscellaneous

This Agreement is executed in duplicate, with each Party holding one counterpart, both having equal legal effect.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first written above.

Signed for and on behalf of

TIMES EXPRESS LIMITED

Name:	Ben Cheung
Title:	Director

Signed for and on behalf of

KEC (Hong Kong) Limited

Name:	Kevin Lam
Title:	Director / Authorised Representative

Supplemental Agreement

(Dated 1 June 2024)

This Supplemental Agreement is made on 1 June 2024 by and between:

●	TIMES EXPRESS LIMITED (“Party A”); and

●	KEC (Hong Kong) Limited (“Party B”).

WHEREAS Party A and Party B entered into a Contracting Agreement dated 1 September 2021 (the “Original Agreement”), Party A hereby notifies Party B of a change of address, and Party B acknowledges and agrees as follows:

1.	Party A’s original address:

17/F, Chinabest International Centre, 8 Kwai On Road, Kwai Chung, New Territories.

2.	Party A’s new address:

3/F, Yeung Yiu Chung (No. 6) Industrial Building, 19 Cheung Shun Street, Lai Chi Kok, Kowloon.

3.	Except for the change of address above, all other terms and conditions of the Original Agreement shall remain valid and unchanged.

4.	This Supplemental Agreement shall form an appendix to the Original Agreement and shall have the same legal effect.

IN WITNESS WHEREOF, the Parties have executed this Supplemental Agreement on the date first above written.

Signed for and on behalf of

TIMES EXPRESS LIMITED

Name:	Ben Cheung
Title:	Director

Signed for and on behalf of

KEC (Hong Kong) Limited

Name:	Kevin Lam
Title:	Director / Authorised Representative